Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dylan Floyd Accounting & Consulting

 To Whom It May Concern:

The firm of Dylan Floyd Accounting & Consulting, Certified Public Accountant, hereby consents to the inclusion in the foregoing Registration Statement on Form S-1 and the subsequent Amendments to the Registration Statement on Form S-1 of PACIFIC VENTURES GROUP, INC. of our report dated April 7, 2017, relating to the financial statements of PACIFIC VENTURES GROUP, INC., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement and any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

                     /s/ Dylan Floyd
Dylan Floyd Accounting & Consulting, Certified Public Accountant

CPA Address
May 17, 2017

Registered with the Public Company Accounting Oversight Board